                                                     Registration No. 333-19025
                                                        Filed: January 30, 1997

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                      Post-Effective Amendment No. 1 to
                                   Form S-3
                            REGISTRATION STATEMENT*
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------

                           BAXTER INTERNATIONAL INC.

                           ------------------------

            (Exact name of registrant as specified in its charter)

          Delaware                                           36-0781620
-------------------------------                     --------------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000

                           ------------------------

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            J. Patrick Fitzsimmons
                               Corporate Counsel
                           Baxter International Inc.
                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-3781

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

* The prospectus included in this Registration Statement is a combined prospectus relating also to $300,000,000 aggregate principal amount of the Debt Securities registered pursuant to the Registration Statement (No. 33-49820) declared effective August 10, 1992 as to which, pursuant to Rule 429 under the Securities Act of 1933, a separate post-effective amendment will not be filed.

--------------------------------------------------------------------------------

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 29, 1997

                                  $450,000,000

                                     [LOGO]

                           Baxter International Inc.

                 $250,000,000 7.125% NOTES DUE FEBRUARY 1, 2007

               $200,000,000 7.65% DEBENTURES DUE FEBRUARY 1, 2027
                                 --------------

    Interest on the Notes and Debentures is payable on February 1 and August 1 of each year, commencing August 1, 1997. The Notes and Debentures are redeemable, in whole or in part, at the option of the Company at any time at the redemption prices described herein. See "Description of Notes and Debentures--Optional Redemption."

    The Notes and Debentures will be represented by one or more global Notes and Debentures registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global Notes and Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes and Debentures in definitive form will not be issued. The Notes and Debentures will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Notes and Debentures."

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                                     INITIAL PUBLIC
                                                                        OFFERING      UNDERWRITING     PROCEEDS TO
                                                                        PRICE(1)       DISCOUNT(2)    COMPANY(1)(3)
                                                                    ----------------  -------------  ---------------
Per Note..........................................................      99.992%           .650%          99.342%
Total.............................................................   $  249,980,000    $ 1,625,000    $ 248,355,000
Per Debenture.....................................................      99.859%           .875%          98.984%
Total.............................................................   $  199,718,000    $ 1,750,000    $ 197,968,000

---------------------
(1) Plus accrued interest, if any, from February 1, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deduction of expenses payable by the Company estimated at $85,000.

                             ---------------------

    The Notes and Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes and Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about February 3, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

       CREDIT SUISSE FIRST BOSTON

              J.P. MORGAN & CO.

                     BANCAMERICA SECURITIES, INC.

                                             FIRST CHICAGO CAPITAL MARKETS, INC.

                                  ------------

          The date of this Prospectus Supplement is January 29, 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AND DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

                                  THE COMPANY

    Baxter International Inc. ("Baxter"), through its subsidiaries (the "Company"), is a global medical-products company with a leading position in technologies related to the blood and circulatory system. It has market-leading positions in four global businesses: BIOTECHNOLOGY, which develops therapies and products in transfusion medicine; CARDIOVASCULAR MEDICINE, which develops products and expands services to treat late-stage cardiovascular disease; RENAL, which develops products and services to improve therapies to fight kidney disease; and INTRAVENOUS SYSTEMS/MEDICAL PRODUCTS, which develops technologies and systems to improve intravenous medication delivery, and distributes disposable medical products overseas.

                              RECENT DEVELOPMENTS

    SPIN-OFF OF HEALTH CARE COST MANAGEMENT BUSINESS

    On September 30, 1996 the Company distributed to its stockholders all of the oustanding stock of Allegiance Corporation, its health care cost management business, in a tax-free spin-off transaction. As a result of the spin-off, the Company was separated into two independent companies which will enable the Company and Allegiance to devote management time, attention and investments directly to the core strategies of each business.

    For additional information on the effects of the spin-off on the Company, see its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, which is incorporated herein by reference.

    IMMUNO INTERNATIONAL ALLIANCE

    On August 29, 1996, the Company announced its intention to form a strategic alliance with Immuno International AG ("Immuno"), a European manufacturer of biopharmaceutical products and services for transfusion medicine. The transaction is valued at approximately $623 million, using an assumed exchange rate of $1 for each 1.31 Swiss francs, such assumed exchange rate being subject to fluctuation prior to the completion of the transaction. The transaction has cleared review by the Commision of the European Communities and anti-trust authorities in the United States. It is expected that the transaction will be completed by June 30, 1997.

    RESEARCH MEDICAL, INC. MERGER

    On December 4, 1996 the Company announced its intention to acquire Research Medical, Inc. ("RMI"), a public company engaged in the development, manufacture and distribution of a diversified line of health care products, focusing on specalized cardiovascular, vascular and blood management surgical devices and specialty pharmaceuticals, in a tax-free merger valued at approximately $236 million. On January 13, 1997, the transaction cleared review by the United States anti-trust authorities, and is expected to close in the first quarter of 1997, subject to a vote by the shareholders of RMI to approve the merger.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial information of the Company on an historical basis. This information should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into the Prospectus. Selected unaudited historical financial information for the nine months ended September 30, 1995 and 1996 includes all adjustments necessary for a fair presentation of the interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                           BAXTER INTERNATIONAL INC.
                      (in millions, except per share data)

                                                                                                      NINE MONTHS ENDED
                                                                                                        SEPTEMBER 30,
                                                             YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                              -----------------------------------------------------  --------------------
                                                1991       1992      1993(1)     1994      1995(2)    1995(2)     1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
Net sales...................................  $   3,635  $   3,857  $   4,116  $   4,479  $   5,048  $   3,695  $   3,944
Income (loss) from continuing operations....        302        373       (193)       406        371        223        417
Net income (loss)...........................        591        441       (198)       596        649        473        511
Per common share data
  Income (loss) from continuing
   operations...............................       1.08       1.34      (0.70)      1.45       1.34       0.80       1.53
  Net income (loss).........................       2.03       1.56      (0.72)      2.13       2.35       1.70       1.88
Cash dividends declared per common share....       0.74       0.86       1.00      1.025       1.11       0.83       0.89


                                                                  DECEMBER 31,                          SEPTEMBER 30,
                                              -----------------------------------------------------        1996(5)
                                                1991       1992      1993(1)     1994      1995(2)   --------------------
                                              ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Working capital.............................  $     539  $     347  $     546  $     502  $     757         $1,279
Capital expenditures (3)....................        306        362        332        380        399          255
Net property, plant and equipment...........      1,337      1,469      1,434      1,642      1,749         1,771
Total assets................................      8,428      8,310      9,211      9,039      9,437         7,546
Net debt (4)................................      2,338      2,902      3,139      2,404      2,115         1,190
Long-term obligations.......................      2,246      2,433      2,800      2,341      2,372         1,692
Stockholders' equity........................      4,373      3,795      3,185      3,720      3,704         2,577
Total capitalization........................      6,619      6,228      5,985      6,061      6,076         4,269

-------------------

(1) Results include a restructuring charge of a pretax amount of $216 million and a net special charge for litigation of a pretax amount of $330 million.

(2) Results include a restructuring charge of a pretax amount of $103 million and a net special charge for litigation of a pretax amount of $96 million.

(3) Includes additions to the pool of equipment leased or rented to customers.

(4) Total debt and lease obligations net of cash and equivalents.

(5) Reflects the spin-off of Allegiance Corporation, which resulted in a dividend to stockholders of approximately $1.4 billion.

                      DESCRIPTION OF NOTES AND DEBENTURES

    The 7.125% Notes due February 1, 2007 (the "Notes") and the 7.65% Debentures due February 1, 2027 (the "Debentures") are each an issue of the Company's Debt Securities (as described in the accompanying Prospectus, to which this Prospectus Supplement relates, as "Offered Securities"). The following description of the terms of the Notes and Debentures supplements the description of the Debt Securities contained in the Prospectus and is qualified in its entirety by reference to the terms and provisions of the Notes and Debentures.

GENERAL

    The Notes and Debentures will be issued under an amended and restated indenture dated as of November 15, 1985, as supplemented (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"), and will be limited to $250,000,000, and $200,000,000 in aggregate principal amounts, respectively. Each Note will mature on February 1, 2007; each Debenture will mature on February 1, 2027. The Notes and Debentures will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes and Debentures will not be entitled to the benefit of any sinking fund.

    The Notes and Debentures will bear interest from February 1, 1997, payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1997, to the persons in whose names the Notes and Debentures are registered at the close of business on the January 15 or July 15, respectively, preceding the interest payment date. So long as the Notes and Debentures are each represented by a global certificate, the interest payable on the Notes and Debentures will be paid to Cede & Co., the nominee of DTC, as Depository (the "Depository"), or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If either the Notes or Debentures are no longer represented by a global certificate, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Notes and Debentures but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

    The Notes and Debentures will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of
(i) 100% of the principal amount of such Notes and/or Debentures or (ii) as determined by an Independent Investment Banker (as defined), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.05%.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes and Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes and Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer

Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BancAmerica Securities, Inc. and First Chicago Capital Markets, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes and/or Debentures to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes and Debentures or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes and Debentures will each be represented by one or more global certificates (a "Global Security"), that will be deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., the nominee of the Depository.

    The Depository has advised the Company and the Underwriters as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

    Unless and until it is exchanged in whole or in part for certificated Debt Securities, in definitive form, each Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

    A further description of the Depository's procedures with respect to the Notes and Debentures is set forth in the accompanying Prospectus under the heading "Description of Securities--Payment of Interest and Exchange--Global Securities and Book-Entry System."

DEFEASANCE

    The Company may terminate all of its obligations under certain restrictive covenants in the Indenture, as described in the Prospectus, by irrevocably depositing in trust with the Trustee, money or U.S.

Government Obligations, or any combination of the two, sufficient to pay principal of and interest on the Notes and/or Debentures to maturity. See "Prospectus-Description of Securities-Defeasance and Termination of Obligations."

TRUSTEE

    The Company may from time to time borrow money from the Trustee or its affiliates, maintain deposit accounts with the Trustee or its affiliates and conduct other banking transactions with it in the ordinary course of business.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amounts of the Notes and Debentures set forth opposite its name below:

                                                                                   PRINCIPAL
                                                                                    AMOUNT        PRINCIPAL AMOUNT
                                 UNDERWRITER                                       OF NOTES        OF DEBENTURES
-----------------------------------------------------------------------------  -----------------  ----------------
Goldman, Sachs & Co..........................................................   $    77,500,000   $     62,000,000
Credit Suisse First Boston Corporation.......................................        77,500,000         62,000,000
J.P. Morgan Securities Inc...................................................        77,500,000         62,000,000
BancAmerica Securities, Inc..................................................         8,750,000          7,000,000
First Chicago Capital Markets, Inc...........................................         8,750,000          7,000,000
                                                                               -----------------  ----------------
          Total..............................................................   $   250,000,000   $    200,000,000
                                                                               -----------------  ----------------
                                                                               -----------------  ----------------

    Under the terms and conditions of the Underwriting Agreement, each of the Underwriters is obliged to purchase all of its Notes and Debentures, if any Notes and Debentures are purchased.

    The Company has been advised that the Underwriters propose initially to offer the Notes and Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .50% of the principal amount of the Notes, and .40% of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes, and .25% of the Debentures to certain other dealers. After the initial offering, the offering price and other selling terms may be changed.

    The Notes and Debentures are a new issue of securities with no established trading market. The Underwriters have informed the Company that they intend to make a market in the Notes and Debentures, but are under no obligation to do so and such market making may be terminated at any time. Therefore, no assurance can be given as to the existence or the liquidity of a trading market in the Notes and Debentures in the future. The Notes and Debentures will not be listed on any national securities exchange.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    From time to time, the Underwriters have provided various investment banking, commercial banking and other services to the Company for which each received customary compensation.

PROSPECTUS

   [LOGO]

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
847.948.2000

DEBT SECURITIES

    Baxter International Inc. (the "Company") intends to offer from time to time up to $700,000,000 aggregate principal amount (or the equivalent in foreign denominated currency or European Currency Units ("ECU")) of its senior, unsecured debt securities (the "Securities") on terms to be determined when an agreement to sell is made. The specific designation, aggregate principal amount, rate or method of calculation of any interest, the time of payment of any interest, maturity, authorized denominations, any initial public offering price, any redemption terms or prepayment rights, repurchase rights, other specific terms, currency of payment, and any listing on a securities exchange for each issue of Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying prospectus supplement (the "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the net proceeds to the Company from their sale, and the ratio of earnings to fixed charges for appropriate periods.

    The Securities may be sold directly, through agents, or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                              -------------------

                The date of this Prospectus is January 29, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, electronic copies of all such reports are available on the World Wide Web at http://www.sec.gov/edgarhp.htm. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the stock exchanges on which the Company's common stock is listed: New York Stock Exchange, 20 Broad Street, New York, New York 10005; Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company under the 1934 Act with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996; and

    (3) The Company's Current Reports on Form 8-K dated February 2 and 29, April 19, August 29, October 1, and December 4, 1996, and January 29, 1997.

    All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to termination of the offering of the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

    The Company will provide without charge to each person to whom a copy of this Prospectus and the Prospectus Supplement have been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus and the Prospectus Supplement by reference, other than exhibits to such documents. Requests for such copies should be directed to: Stockholder Services Department, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
Telephone: 847.948-4913.

    No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to particular Offered Securities, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus or, with respect to particular Offered Securities, the

Prospectus Supplement relating thereto, nor any sale made under this Prospectus and any Prospectus Supplement shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                  THE COMPANY

    Baxter International Inc. ("Baxter"), through its subsidiaries (the "Company"), is a global medical-products company with a leading position in technologies related to the blood and circulatory system. It has market-leading positions in four global businesses: BIOTECHNOLOGY, which develops therapies and products in transfusion medicine; CARDIOVASCULAR MEDICINE, which develops products and expands services to treat late-stage cardiovascular disease; RENAL, which develops products and services to improve therapies to fight kidney disease; and INTRAVENOUS SYSTEMS/MEDICAL PRODUCTS, which develops technologies and systems to improve intravenous medication delivery, and distributes disposable medical products overseas. Baxter was incorporated in Delaware in 1931.

    The Company's principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, Telephone: 847.948-2000.

                                USE OF PROCEEDS

    Except as otherwise set forth in the Prospectus Supplement relating to the Offered Securities, net proceeds from the sale of the Securities will be used for working capital purposes, to repay existing debt, for capital expenditures and for general corporate purposes.

                           DESCRIPTION OF SECURITIES

    The Securities are to be issued under an indenture, as supplemented (the "Indenture"), a copy of which is an exhibit to the Registration Statement. The following summary does not purport to be complete, and where particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summary of terms, which is qualified in its entirety by such reference.

GENERAL

    The Securities will be senior unsecured obligations of the Company, ranking prior to any subordinated debt of the Company.

    The Indenture does not limit the amount of Securities which can be issued thereunder and provides that Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not restrict the amount of additional unsecured debt (whether senior or subordinated) which the Company may incur nor does the Indenture limit the amount which the Company may apply to the payment of dividends or the redemption or purchase of shares of its stock. Except as otherwise described in this Prospectus (see "Description of Securities--Restrictions on Mergers, Consolidations and Transfers of Assets"), the Prospectus Supplement, the Indenture and the Securities do not contain any covenants which restrict the Company's incurring additional indebtedness which might be deemed a highly-leveraged transaction, or which might result in a change in ratings of the Securities. If such covenants are included in the terms of any Offered Securities, they will be described in the related Prospectus Supplement.

    Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the designation, aggregate principal amount, currency and authorized denominations of the Offered Securities; (ii) the percentage of their principal amount at which the Offered Securities will be offered;

(iii) the date or dates on which the Offered Securities will mature; (iv) the rate or rates per annum, if any, at which the Offered Securities will bear interest; (v) the times at which any such interest will be payable; and (vi) any redemption terms and other special terms.

    Except as otherwise provided in the Prospectus Supplement, the principal of and any interest on the Securities will be payable at the office or agency of the Company designated in the form of Security and described in the Prospectus Supplement. Interest may be paid at the option of the Company by check mailed to the address of the registered owner of the Securities. The Company will also maintain an office where Securities of a particular series may be presented for registration of transfer or for exchange for Securities of like series of different denominations. (Sections 2.01, 2.03, 2.06)

    Except as otherwise provided in the Prospectus Supplement, the Securities will be issued only in fully registered form without coupons. The Registrar or co-Registrar need not exchange or register the transfer of any Security selected for redemption. Also, it need not exchange or register the transfer of any Securities of a series for a period of 15 days before a selection of Securities of that series to be redeemed. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Securities. (Section 2.06)

PAYMENT OF INTEREST AND EXCHANGE

    Each Security may be represented by either one or more global securities (a "Global Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Security represented by a Global Security being herein referred to as a "Book-Entry Security"), or a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Securities and Book-Entry System" below, Book-Entry Securities will not be issuable in certificate form.

    CERTIFICATED SECURITIES. Certificated Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The transfer of Certificated Securities and the right to the principal of, premium, if any, and interest, if any, on such Certificated Securities may be effected only by surrender of the old certificate representing such Certificated Securities and either reissuance by the Trustee of the old certificate to the new holder or the issuance by the Trustee of a new certificate to the new holder.

    GLOBAL SECURITIES AND BOOK-ENTRY SYSTEM. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Securities will not be exchangeable for Certificated Securities and will not otherwise be issuable as Certificated Securities.

    The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Securities are set forth below.

    Ownership of beneficial interests in Book-Entry Securities will be limited to persons that have accounts with the Depository for the related Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Securities represented by such Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Securities. Ownership of Book-Entry Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Securities.

    So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Securities must rely on the procedures of the Depository for the related Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

    The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Securities.

    Payments of principal, premium, if any, and interest on Book-Entry Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Security. Neither the Trustee nor any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Securities held by each such participant as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Securities in exchange for each Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Book-Entry Securities represented by one or more Global Securities and, in such event, will issue Certificated Securities issued in exchange for a Global Security or Securities. Global Securities will also be exchangeable for Certificated Securities if an Event of Default with respect to the Book-Entry Securities represented by such Global Security has occurred and is continuing. Any Certificated Securities issued in exchange for a Global Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Securities relating to such Global Security.

    The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

DEFINITIONS

    The following terms are defined in the Indenture. (Section 4.01)

    The term CONSOLIDATED NET TANGIBLE ASSETS is defined to mean the total amount of assets which would be included on a consolidated balance sheet of the Company and its Subsidiaries under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom: (i) all short-term liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt, and other like intangibles (except prepaid royalties).

    The term PRINCIPAL FACILITY is defined to include any manufacturing plant, warehouse, office building or parcel of real property owned by the Company, or any Restricted Subsidiary, that has a gross book value of in excess of 2% of Consolidated Net Tangible Assets other than any such property which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

    The term RESTRICTED SUBSIDIARY is defined to include any corporation in which the Company owns voting securities entitling it to elect a majority of the directors and which either is designated a Restricted Subsidiary in accordance with the Indenture or (i) existed as such on the date of the Indenture or is the successor to, or owns, any equity interest in, a corporation which so existed,
(ii) has its principal business and assets in the United States (including Puerto Rico and other territories and possessions), (iii) such business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes, and (iv) does not have assets substantially all of which consist of the securities of one or more corporations which are not Restricted Subsidiaries.

    The term SALE AND LEASEBACK TRANSACTION is defined to include a sale or transfer made by the Company or a Restricted Subsidiary of any Principal Facility which has been in operation, use, or commercial production (or in the case of a parcel of real property, has been owned) by the Company or any Restricted Subsidiary for more than 120 days prior to such sale or transfer if such sale or transfer is made with the intention of leasing such Principal Facility to the Company or a Restricted Subsidiary, except (i) a lease for a period of not exceeding 36 months and (ii) a lease that secures or relates to certain governmental obligations issued in connection with the financing of the cost of construction or acquisition of such Principal Facility.

    The term SECURED DEBT is defined to include any indebtedness for borrowed money of the Company or any Restricted Subsidiary which is secured by (i) a Security Interest in any Principal Facility or portion thereof or (ii) a Security Interest in shares of stock owned by the Company in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Company or another Restricted Subsidiary. The securing in the foregoing manner of any debt which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time such security is given.

    The term SUPERIOR INDEBTEDNESS is defined to include any obligation of the Company or any Restricted Subsidiary which (i) as of the date of its creation, was or may be payable by its terms more than one year from the date of incurrence thereof, (ii) under generally accepted accounting principles should be shown as a liability on a consolidated balance sheet of the Company, and
(iii) in the case of such an obligation of the Company, is not subordinate and junior in right of payment to the prior payment of the Securities.

RESTRICTION ON SECURED DEBT

    The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Securities will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. Among permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property, (ii) Security Interests on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or on the property or on the outstanding shares of indebtedness of a corporation at the time it becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary or the Company or a Restricted Subsidiary acquires the properties of such corporation substantially as an entirety, (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or any Restricted subsidiary, (iv) Security Interests securing governmental obligations issued in connection with the financing of the cost of construction or acquisition of a Principal Facility, (v) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (vi) mechanics' and other statutory liens in respect of obligations not due or being contested, (vii) liens for taxes not yet delinquent or being contested in good faith, (viii) judgment liens arising in connection with legal proceedings so long as such proceedings are being contested and execution is stayed, (ix) certain landlords' liens on fixtures, (x) the extension of existing Security Interests on Principal Facilities to additions, extensions or improvements, (xi) certain Security Interests in favor, or made at the request, of governmental bodies, and (xii) Security Interests by reason of deposits to qualify the Company or a Restricted Subsidiary to conduct business or to maintain self-insurance. Additionally, such permitted Secured Debt includes any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof.

    In addition to the foregoing, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Securities, if the sum of (i) the amount of Secured Debt entered into after the date of the Indenture and otherwise prohibited by the Indenture plus (ii) the aggregate present value of Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 5% of Consolidated Net Tangible Assets. (Section 4.04)

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless
(i) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the preceding paragraph equal in amount to the value of the Sale and Leaseback Transaction without equally and ratably securing the Securities or (ii) the Company or a Restricted Subsidiary applies or commits to apply an amount equal to the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction (a) to the acquisition, construction or improvement of a Principal Facility or (b) to the redemption of Securities or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption of Securities, the Company may deliver to the Trustee Securities for cancellation and thereby reduce the amount to be applied to the redemption of Securities by an amount equivalent to the aggregate principal amount of Securities delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments. (Section 4.05)

RESTRICTIONS ON TRANSFERS OF PRINCIPAL FACILITIES

    The Indenture provides that the Company will not itself, or permit any Restricted Subsidiary to, transfer any Principal Facility to any Subsidiary which is not a Restricted Subsidiary unless it applies or commits to apply an amount equal to the fair value of such Principal Facility at the time of such transfer (i) to the acquisition or improvement of a Principal Facility or (ii) to the optional redemption of Securities or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption of Securities, the Company may deliver to the Trustee Securities for cancellation and thereby reduce the amount to be applied to the redemption of Securities by the principal amount of the Securities so delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments. (Section 4.06)

RESTRICTIONS ON MERGERS, CONSOLIDATIONS AND TRANSFERS OF ASSETS

    The Indenture provides that the Company will not consolidate or merge into or transfer or lease all or substantially all of its assets to another person unless (i) the person is a corporation organized under the laws of the United States of America or any state thereof which assumes by supplemental indenture all the obligations of the Company relating to the Securities and the Indenture and (ii) immediately after the transaction no Default exists. Upon any such consolidation, merger or transfer, the successor corporation will be substituted for the Company under the Indenture. The successor corporation may then exercise every power and right of the Company under the Indenture, and the Company will be released from all of its liabilities and obligations in respect of the Securities and the Indenture. In the event the Company leases all or substantially all of its assets, the lessee corporation will be the successor to the Company and may exercise every power and right of the Company under the Indenture but the Company will not be released from its obligations to pay the principal of and interest on the Securities. (Article 5)

WAIVERS AND MODIFICATION OF THE INDENTURE

    Certain amendments of the Indenture and waivers of its terms may be made by the Company and the Trustee without the consent of any of the holders of Securities while others may be made only with the consent of the holders of a majority in principal amount of the outstanding Securities of each series issued under the Indenture which is affected by the amendment or waiver, provided that no such amendment or waiver may, without the consent of the Securityholder affected: (i) reduce the principal of or change the fixed maturity of any such Security or reduce the amount of or change the time for payment of any mandatory sinking fund or like payment; (ii) reduce the rate of or change the time for payment of any interest on any Security; (iii) change the currency of payment of any Security; (iv) impair the right to institute suit for the enforcement of any payment of the principal of, or interest on, any Security; or (v) reduce the amount of Securities whose holders must consent to an amendment or waive any terms of the Indenture with respect to the series (Section 9.01, 9.02). The Company is authorized to fix a record date for the purpose of determining Securityholders whose consents will be sought and the Trustee is authorized to accept such consents if received within 60 days of the record date. (Section 9.07)

DEFAULTS AND REMEDIES

    The Indenture defines an Event of Default with respect to any series of Securities as: (i) default for 30 days in the payment of any interest on such series; (ii) default for five days in any payment of principal on such series when due; (iii) default for 60 days after appropriate notice in performance of any other agreement in the Indenture with respect to such series or in the Securities of such series; (iv) uncured or unwaived default on any other obligation for borrowed money of the Company (including default by the Company on any guaranty of an obligation for borrowed money of a Restricted Subsidiary) beyond any period of grace with respect thereto if (a) the aggregate principal amount of such obligation in respect of which principal or interest is and remains in default is in excess of $50,000,000, (b) either the default has resulted in acceleration of the time of payment of principal or the default is a nonpayment of principal or interest which, under the terms of the obligation, could result in the immediate acceleration of the time of payment, and (c) the default is not being contested by the Company in good faith and by appropriate proceedings; or (v) certain events of bankruptcy. No Event of Default with respect to a particular series of Securities necessarily constitutes an Event of Default with respect to any other series of Securities issued under the Indenture, other than under preceding clauses (iv) or (v). In case an Event of Default shall occur and be continuing with respect to any series of Securities, the Trustee or the holders of not less than 25% in principal amount of the Securities then outstanding of the series may declare the principal of such series (or such portion of the principal as may be specified as due upon acceleration at that time in the terms of that series) to be due and payable. Any Event of Default with respect to a particular series of Securities may be waived by the holders of a majority in principal amount of the outstanding Securities of such series, except a failure to pay the principal of, or interest on, such Security. (Sections 6.01, 6.02, 6.04)

    The Indenture requires the Company to file annually with the Trustee an Officer's Certificate as to the absence of Defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Securities of any Default (except in payment of principal or interest) if it considers it in the interest of the holders of the Securities to do so. (Sections 4.07, 7.05)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of the Securityholders unless the Trustee receives satisfactory Indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the outstanding Securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy for that series which is available to the Trustee or exercising any trust or power conferred on the Trustee for the benefit of such series. (Sections 6.05, 7.01)

DEFEASANCE AND TERMINATION OF OBLIGATIONS

    By irrevocably depositing in trust with the Trustee an amount of money or the equivalent in U.S. Government Obligations or, in the case of Securities denominated in a foreign currency, Foreign Government Obligations which is sufficient to pay the principal of, interest and any mandatory sinking fund payments on, a series of Securities to maturity or redemption, (a) the Company may be relieved of all of its obligations under the Indenture and under such series of Securities (except certain administrative obligations and obligations to compensate, reimburse and indemnify the Trustee), if the series of Securities matures or is to be called for redemption within one year, (b) the Company may be relieved of all of its obligations under the Indenture and under such series of Securities (except certain administrative obligations and obligations to compensate, reimburse and indemnify the Trustee), if such series of Securities so provides; and (c) the Company may terminate all of its obligations under restrictive covenants relating to creation of secured debt (Section 4.04), sale and leaseback transactions (Section 4.05), and transfers of principal facilities (Section 4.06) and failure to comply with these provisions will not be an Event of Default with respect to a series of Securities which so provides. (Section 8.01)

    In cases (a) and (b), holders of such a series of Securities would be able to look only to the trust fund for payment of principal of, interest and any mandatory sinking fund payments on, such series of Securities until maturity.

    In case (c), if a series of Securities were declared due and payable because of the occurrence of any Event of Default other than for failure to comply with the restrictive covenants described in case (c), the amount of money and U.S. Government Obligations or Foreign Government Obligations, as the case may be, on deposit with the Trustee would be sufficient to pay amounts due on the Securities of such series at the time of their stated maturity but might not be sufficient to pay amounts due on the Securities of the series at the time of the acceleration resulting from such Event of Default. The Company, however, would remain liable for such payment.

    In cases (a) and (b), the deposit of money or U.S. Government Obligations or Foreign Government Obligations, as the case may be, is likely to be treated as a taxable exchange of the series of Securities for an issue of obligations of the trust or a direct interest in the cash and U.S. Government Obligations or Foreign Government Obligations, as the case may be, held in the trust fund. In that case holders of the Securities would recognize gain or loss as if the trust obligations or the cash or U.S. Government Obligations or Foreign Government Obligations deposited, as the case may be, had actually been received by them in exchange for their Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of the defeasance.

THE TRUSTEE

    The Trustee for the Offered Securities will be named and any relationship between the Trustee and the Company or its affiliates will be described in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities through underwriters or agents or directly to other purchasers, including broker-dealers as principals. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters and the respective amount of the Securities underwritten, the names of any agents involved in the offer or sale of the Offered Securities, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any commissions payable to agents, any initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If the Offered Securities are sold through underwriters, they will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either (i) through underwriting syndicates or (ii) directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

    If broker-dealers are used in the sale, the Company will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment. As one of the means of direct issuance of the Securities, the Company may, through an agent, conduct an electronic "dutch auction" of the Securities among potential purchasers who are eligible to participate in such auction, as more fully described in the Prospectus Supplement.

    In the event that the Offered Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Offered Securities or as to the liquidity of the trading market for the

Offered Securities, whether or not the Offered Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Offered Securities will state, if known, whether or not any broker-dealer intends to make a market in such Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.

    If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or broker-dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

    Agents, underwriters and broker-dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or broker-dealers may be required to make in respect thereof. Agents, underwriters and broker-dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering will be passed upon for the Company by J. Patrick Fitzsimmons, Corporate Counsel of the Company, and for the Underwriters by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Mr. Fitzsimmons is a full-time employee of the Company and as of the date of this Prospectus, owns and holds options to acquire shares of the Company's common stock. Sidley & Austin acts as special counsel for the Company and certain subsidiaries of the Company on various matters.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of Baxter for the three-month periods ended March 31, 1996 and 1995, the six-month periods ended June 30, 1996 and 1995, and the nine-month periods ended September 30, 1996 and 1995, incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 14, 1996, August 13, 1996 and November 11, 1996, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

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                               -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

                  PROSPECTUS SUPPLEMENT
The Company....................................       S-2
Recent Developments............................       S-2
Selected Financial Data........................       S-3
Description of Notes and Debentures............       S-4
Underwriting...................................       S-6

                        PROSPECTUS
Available Information..........................         2
Documents Incorporated by Reference............         2
The Company....................................         3
Use of Proceeds................................         3
Description of Securities......................         3
Plan of Distribution...........................        10
Legal Matters..................................        11
Experts........................................        11

                                  $450,000,000

                                     [LOGO]

                           Baxter International Inc.

                           $250,000,000 7.125% NOTES
                              DUE FEBRUARY 1, 2007

                         $200,000,000 7.65% DEBENTURES
                              DUE FEBRUARY 1, 2027

                                  ------------
                             PROSPECTUS SUPPLEMENT
                                  ------------

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                               J.P. MORGAN & CO.
                          BANCAMERICA SECURITIES, INC.
                                 FIRST CHICAGO
                             CAPITAL MARKETS, INC.

-------------------------------------------
                               -------------------------------------------
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                               -------------------------------------------

                                   PART II


ITEM 16.    EXHIBITS

      The exhibits to this registration statement are listed in the Exhibit Index and are incorporated herein by reference.


ITEM 17.    UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 or 497 under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Deerfield, Illinois, on the 30 day of January, 1997.

                                       BAXTER INTERNATIONAL INC.

                                       By:   /s/ Vernon R. Loucks Jr.
                                             ------------------------
                                             Vernon R. Loucks Jr.
                                             Chairman and
                                             Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on the 30 day of January, 1997.

(i)   Principal Executive Officer    (iv)  A Majority of the Board of Directors


      /s/ Vernon R. Loucks Jr.
      ------------------------
      Vernon R. Loucks Jr.
      Chairman, Chief Executive            Pei-yuan Chia
      Officer and a Director               John W. Colloton
                                           Susan Crown
                                           Mary Johnston Evans
                                           Frank R. Frame
(ii) Principal Financial Officer:          Martha R. Ingram
                                           Harry M. Jansen Kraemer, Jr.
     /s/ Harry M. Kraemer, Jr.             Arnold J. Levine, Ph.D.
     -------------------------------       Georges C. St. Laurent, Jr.
     Harry M. Jansen Kraemer, Jr.          Monroe E. Trout, M.D.
     Senior Vice President and             Reed V. Tuckson, M.D.
     Chief Financial Officer               Fred L. Turner
     and a Director


(iii) Principal Accounting Officer:


      /s/ Brian P. Anderson                By: /s/ Vernon R. Loucks Jr.
      ---------------------                    ------------------------
      Brian P. Anderson                        Vernon R. Loucks Jr.
      Controller                               Director and Attorney-in Fact

                                 EXHIBIT INDEX

EXHIBIT                                                                  PAGE
NUMBER            DESCRIPTION OF DOCUMENT                               NUMBER*
-------           -----------------------                               -------
1.1         Form of Underwriting Agreement

4.1**       Amended and Restated Indenture, dated as of November 15,
             1985, between the Company and First Trust National
             Association (formerly Continental Bank, National
             Association) as trustee ("Trustee"), filed as Exhibit 4.1 to the Shelf.

4.1A**      First Supplemental Indenture, dated as of May 18, 1988,
             between the Company and Trustee, filed as Exhibit 4.1A to the Shelf.

4.1B        Form of Supplemental Indenture dated January 29, 1997
             between the Company and the Trustee.

4.2**       Form of Debenture with optional sinking fund and
             redemption provisions, filed as Exhibit 4.2 to the Company's registration statement on Form S-3
             (No. 33-1665) (the "Form S-3").

4.3**       Form of Note with optional redemption provisions, filed
             as Exhibit 4.3 to the Form S-3.

4.4**       Form of Deep Discount Note or Debenture, filed as
             Exhibit 4.4 to the Form S-3.

4.5**       Form of Zero Coupon Note of Debenture, filed as
             Exhibit 4.5 to the Form S-3.


________________________________________________
* Contained only in the manually signed original, filed with the Securities and Exchange Commission.

** Previously Filed.

                                 EXHIBIT INDEX

EXHIBIT                                                                  PAGE
NUMBER            DESCRIPTION OF DOCUMENT                               NUMBER*
-------           -----------------------                               -------
4.6**       Form of Extendible Note, filed as Exhibit 4.6 to
             the Form S-3.

4.7**       Form of Floating Rate Note, filed as Exhibit 4.7 to
             the Form S-3.

4.8**       Form of Medium-Term Note, filed as Exhibit 4.9 to
             the Form S-3.

5.**        Opinion and consent of J. Patrick Fitzsimmons.

12.1**      Statements re computation of ratios filed as Exhibit 12
             to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (filed 1-4448).

23.1**      Consent of Price Waterhouse LLP.

23.2**      Awareness Letter of Price Waterhouse LLP.

23.3**      Consent of J. Patrick Fitzsimmons
             (included in Exhibit 5)

24.**       Powers of Attorney.

25.         Statement of Eligibility and Qualification of the Trustee
             under the Trust Indenture Act of 1939 on Form T-1.


________________________________________________
* Contained only in the manually signed original, filed with the Securities and Exchange Commission.

** Previously Filed.